Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

Contact: Bryan J. Carey Chief Financial Officer 239-931-7285 BCarey@rtsx.com	Investors: Nick Laudico The Ruth Group 646-536-7030 NLaudico@theruthgroup.com

RADIATION THERAPY SERVICES REPORTS

THIRD QUARTER 2013 FINANCIAL RESULTS

Third Quarter 2013 Highlights:

•                  Total revenues of $181.0 million, up 8.1% year-over-year

•                  Same-market treatments per day increased 6.4%, including recent  acquisitions complimented by expansion of ICC model and Physician Liaison program which resulted in organic treatments per day growth of 3.7%

•                  International revenues of $24.6 million, up 19.1% year-over-year

•                  Pro Forma Adjusted EBITDA of $23.2 million

Recent Business Highlights:

•                  Completed the acquisition of OnCure Holdings, Inc. (“Oncure”) in October, adding significant scale and opportunity for cost synergies and revenue growth

•                  Received $50 million in additional term commitments utilized for the acquisition of Oncure and to further support other growth initiatives

•                  Signed contract extending relationship with Northern Westchester Hospital for an additional 8 years

•                  Entered value added services agreement with Mercy Medical Center, part of Dignity Health, to provide oncology services to the hospital in strategic Redding, California market

•                  Closed acquisition of Tijuana, Mexico facility; on schedule to re-launch with advanced technologies by 1Q 2014

FORT MYERS, FL, November 6, 2013 — Radiation Therapy Services Holdings, Inc (“Radiation Therapy” or “the Company”), a leading operator of radiation therapy centers, announced today its financial results for the third quarter ended September 30, 2013.

Dr. Daniel Dosoretz, President and Chief Executive Officer, commented, “The third quarter results reflect the strength of our model and the revenue and EBITDA growth our strategy is designed to achieve.  It is a direct result of our organic growth initiatives such as our Physician Liaison and ICC programs along the upside these programs provide to same-market acquisitions and joint ventures. We are extremely pleased with this performance, especially in the face of the approximately 9% CMS RVU cuts for 2013. From a volume perspective, domestic same-market treatments per day, which include same market acquisitions, grew by 6.4% year-over-year, with organic treatments per day increasing 3.7%. Additionally, our International business has performed incredibly well in the quarter, producing 19.1% year-over-year revenue growth driven by use of more sophisticated treatment modalities and we believe is positioned for a strong 2014.

He continued, “We are especially pleased to have closed the acquisition of Oncure which is a transformational event for the Company and the largest acquisition in our history. We believe Oncure provides a key component to accelerating our long term growth initiatives. The purchase results in a substantial increase in scale by adding 25% more locations, excellent physician resources, strengthened leadership position in existing markets and a significant presence in new markets, where we intend to quickly take steps to expand via our integrated cancer care model.

Dr. Dosoretz concluded, “We believe we are approaching 2014 with significant momentum, driven by growth in census and a strong business model. We believe our evolution over the past decade into a global, physician—led provider of integrated cancer care services positions us well for continued and sustainable long-term growth. We have also proven that our model is efficient and capable of driving value in a healthcare environment that demands the highest quality care at a predictable and affordable cost. Now more than ever, we have the strategy, integrated model, resources and leadership to accelerate our growth into 2014 and beyond.”

Third Quarter 2013 Results

Total revenues for the third quarter of 2013 were $181.0 million, compared to $167.5 million in revenues in the same quarter of 2012, an increase of 8.1%. The increase in revenue was principally due to increased domestic census, accretive joint ventures and acquisitions, one more treatment day than in the third quarter of 2012 and international revenue growth, offset by lower reimbursement rates.

Domestic total treatments per day increased 6.4% in the third quarter of 2013, which includes treatment volume from our same market acquisition of Premiere/SIU. This was driven by expansion of our integrated cancer care model, growth in total treatments and increased referrals through the Company’s physician liaison program. Domestic same practice therapy revenue per treatment decreased 4.2% from the third quarter of 2012, primarily due to reductions in the CMS reimbursement rates, partially offset by improvements in treatment mix and managed care pricing. Total RVUs per day at same practice domestic freestanding centers decreased 1.9% in the third quarter versus the same period of the prior year due to reductions in the reimbursement rates.

Adjusted earnings before interest, taxes, depreciation, amortization, stock-based compensation and other non-cash and pro forma items (“Pro Forma Adjusted EBITDA”) in the third quarter of 2013 was $23.2 million, or 12.8% of total pro forma revenues, compared to $22.6 million, or 13.5% of total pro forma revenues, in the third quarter of 2012. Pro Forma Adjusted EBITDA margins declined in the current quarter versus the prior year period primarily due to reductions in the Medicare reimbursement rate, the growth in establishing integrated cancer care practices, and investments made in key personnel. A reconciliation of net loss attributable to Radiation Therapy Services Holdings, Inc., determined in accordance with generally accepted accounting principles, to Pro Forma Adjusted EBITDA and total revenues, determined in accordance with generally accepted accounting principles, to total pro forma revenues for the quarters ended September 30, 2013 and 2012 is included in the attached supplemental financial information.

Income tax expense in the third quarter of 2013 was $1.7 million, compared to the same income tax expense in the third quarter of 2012.  The net loss for the third quarter of 2013 was $25.1 million, compared to a net loss of $90.5 million in the third quarter of 2012.

Recent Developments

In October, the Company completed the acquisition of Oncure for approximately $125.0 million, including $42.5 million in cash and up to $82.5 million in assumed debt ($7.5 million of this assumed debt is subject to escrow conditions and will be released assuming certain Oncure centers achieve a minimum level of EBITDA). This transformative event is the largest acquisition in the Company’s history and increases the number of radiation centers by over 25%. The strategic addition is expected to provide operating synergies, broaden the Company’s ability to provide integrated cancer care across a larger spectrum and offer significant revenue upside potential.

In August, Radiation Therapy amended its $140 million revolving credit facility creating additional capacity to execute its long term growth strategy. The amendment reduces the overall revolving loan to $100 million. An additional $50 million was combined with the $40 million balance of revolving credit facility into a newly formed $90 million term loan. The additional term loan commitments were used to fund the acquisition of Oncure. The revolver and term loan each have a maturity date of October 15, 2016.

In July, Radiation Therapy signed a contract to extend its relationship with Northern Westchester Hospital in Westchester County, NY for an additional 8 years. As a result the Company will continue to provide advanced technical and administrative services to the hospital, continuing its longstanding partnership to serve patients in the region.

In September, the Company signed a value added services agreement with Mercy Medical Center in Redding, CA, part of Dignity Health, to provide oncology services. This agreement adds to Radiation Therapy’s presence in the strategic market of California, where the Company also recently expanded operations through its acquisition of Oncure.

The Company’s plan to upgrade its newly acquired Tijuana, Mexico facility by installing advanced radiation oncology technology is moving forward as planned. The Company anticipates opening the center during the first quarter of 2014.

Conference Call

Management will host a conference call on Thursday, November 7, 2013 at 11:00 a.m. ET to discuss its financial results. The dial-in numbers are (877) 407-9039 for domestic callers and (201) 689-8470 for international callers.  In addition, a telephonic replay of the call will be available until November 21, 2013.  The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers.  Please use the conference ID number 13572587 to access the replay.

A live webcast and webcast replay of the call will also be available from the Events section on the corporate web site at www.rtsx.com.

About Radiation Therapy Services Holdings, Inc.

Radiation Therapy Services is the largest global, physician-led provider of Integrated Cancer Care Services. The Company offers a comprehensive range of cancer treatment services, focused on delivering academic quality, cost-effective patient care in personal and convenient settings. The Company operates 166 treatment centers, including 133 centers located in 16 U.S. states. The Company also operates 33 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives, including, but not limited to, the Company’s expected financial results and estimates for 2013 and the effects of the CMS’s Final Rule for the 2014Physician Fee Schedule on its results.  These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to reductions in Medicare reimbursement, healthcare reform, decreases in payments by managed care organizations and other commercial payers  and other risk factors that may be described from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release, unless required by law.

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,469	$15,410
Restricted cash	5,002	—
Accounts receivable, net	97,337	86,869
Prepaid expenses	7,898	6,043
Inventories	4,647	3,897
Deferred income taxes	981	540
Other	8,445	7,429
Total current assets	156,779	120,188

Equity investments in joint ventures	684	575
Property and equipment, net	217,575	221,050
Real estate subject to finance obligation	20,704	16,204
Goodwill	503,908	485,859
Intangible assets, net	30,816	35,044
Other assets	38,097	43,381
Total assets	$968,563	$922,301

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$38,030	$27,538
Accrued expenses	63,974	46,401
Income taxes payable	2,769	2,951
Current portion of long-term debt	12,333	11,065
Current portion of finance obligation	298	287
Other current liabilities	5,014	7,684
Total current liabilities	122,418	95,926
Long-term debt, less current portion	837,810	751,303
Finance obligation, less current portion	22,089	16,905
Other long-term liabilities	25,007	22,130
Deferred income taxes	5,055	6,202
Total liabilities	1,012,379	892,466

Noncontrolling interests - redeemable	15,933	11,368

Commitments and Contingencies

Equity:
Common stock, $0.01 par value, 1,028 shares authorized, issued and outstanding	—	—
Additional paid-in capital	650,680	651,907
Retained deficit	(703,312)	(638,023)
Accumulated other comprehensive loss, net of tax	(20,432)	(11,464)
Total Radiation Therapy Services Holdings, Inc. shareholder’s (deficit) equity	(73,064)	2,420
Noncontrolling interests - nonredeemable	13,315	16,047
Total (deficit) equity	(59,749)	18,467
Total liabilities and equity	$968,563	$922,301

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues:
Net patient service revenue	$178,655	$165,385	$526,475	$519,432
Other revenue	2,385	2,131	6,651	5,783
Total revenues	181,040	167,516	533,126	525,215

Expenses:
Salaries and benefits	98,032	87,190	293,972	276,199
Medical supplies	15,917	15,686	46,166	47,785
Facility rent expenses	11,427	10,119	32,285	29,634
Other operating expenses	11,882	10,001	33,155	28,663
General and administrative expenses	24,936	19,076	68,832	60,059
Depreciation and amortization	16,059	16,697	46,550	48,140
Provision for doubtful accounts	3,767	5,425	8,857	15,286
Interest expense, net	21,952	20,027	62,369	57,182
Gain on the sale of an interest in a joint venture	—	—	(1,460)	—
Early extinguishment of debt	—	—	—	4,473
Fair value adjustment of earn-out liability	—	1,261	—	1,261
Impairment loss	—	69,946	—	69,946
Loss on foreign currency transactions	364	140	1,166	234
Loss on foreign currency derivative contracts	67	786	309	1,006
Total expenses	204,403	256,354	592,201	639,868

Loss before income taxes	(23,363)	(88,838)	(59,075)	(114,653)
Income tax expense	1,699	1,705	4,849	3,254

Net loss	(25,062)	(90,543)	(63,924)	(117,907)

Net income attributable to noncontrolling interests- redeemable and non-redeemable	(347)	(842)	(1,365)	(3,231)

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	(25,409)	(91,385)	(65,289)	(121,138)

Other comprehensive loss:
Unrealized loss on derivative interest rate swap agreements	—	—	—	(333)
Unrealized loss on foreign currency translation	(4,228)	(2,109)	(9,817)	(5,129)
Other comprehensive loss	(4,228)	(2,109)	(9,817)	(5,462)

Comprehensive loss:	(29,290)	(92,652)	(73,741)	(123,369)
Comprehensive loss attributable to noncontrolling interests- redeemable and non-redeemable	(25)	(717)	(516)	(2,797)
Comprehensive loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(29,315)	$(93,369)	$(74,257)	$(126,166)

RADIATION THERAPY SERVICES HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities
Net loss	$(63,924)	$(117,907)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	40,062	39,310
Amortization	6,488	8,830
Deferred rent expense	636	895
Deferred income taxes	(1,989)	(1,095)
Stock-based compensation	481	3,221
Provision for doubtful accounts	8,857	15,286
Loss on the sale/disposal of property and equipment	212	8
Gain on the sale of an interest in a joint venture	(1,460)	—
Amortization of termination of interest rate swap	—	958
Write-off of loan costs	—	525
Early extinguishment of debt	—	4,473
Termination of derivative interest rate swap agreements	—	(972)
Impairment loss	—	69,946
Loss on foreign currency transactions	137	17
Loss on foreign currency derivative contracts	309	1,006
Amortization of debt discount	703	608
Amortization of loan costs	4,128	4,065
Equity interest in net loss of joint ventures	425	681
Distribution received from unconsolidated joint ventures	—	9
Changes in operating assets and liabilities:
Accounts receivable and other current assets	(25,578)	(18,852)
Income taxes payable	343	(2,541)
Inventories	(591)	(156)
Prepaid expenses	194	632
Accounts payable and other current liabilities	12,591	(4,069)
Accrued deferred compensation	1,019	1,009
Accrued expenses / other current liabilities	19,519	17,229

Net cash provided by operating activities	2,562	23,116

Cash flows from investing activities
Purchase of property and equipment	(25,109)	(24,179)
Acquisition of medical practices	(24,250)	(24,057)
Purchase of noncontrolling interest - non-redeemable	(1,509)	—
Restricted cash associated with initial deposit in the potential acquisition of medical practices	(5,002)	—
Proceeds from the sale of property and equipment	64	2,988
Loans to employees	(559)	(81)
Contribution of capital to joint venture entities	(542)	(497)
Proceeds from the sale of equity interest in a joint venture	1,460	—
Payment of foreign currency derivative contracts	(171)	(543)
Premiums on life insurance policies	(901)	(963)
Change in other assets and other liabilities	(53)	115

Net cash used in investing activities	(56,572)	(47,217)

Cash flows from financing activities
Proceeds from issuance of debt	207,650	435,663
Principal repayments of debt	(133,917)	(376,087)
Repayments of finance obligation	(142)	(81)
Proceeds from noncontrolling interest holders - redeemable and non-redeemable	765	—
Cash distributions to noncontrolling interest holders - redeemable and non-redeemable	(1,896)	(3,196)
Payments of loan costs	(1,359)	(14,437)

Net cash provided by financing activities	71,101	41,862

Effect of exchange rate changes on cash and cash equivalents	(32)	(4)

Net increase in cash and cash equivalents	17,059	17,757
Cash and cash equivalents, beginning of period	15,410	10,177

Cash and cash equivalents, end of period	$32,469	$27,934

Supplemental disclosure of noncash transactions
Finance obligation related to real estate projects	$5,337	$2,068
Capital lease obligations related to the purchase of equipment	$79	$5,618
Noncash dividend declared to noncontrolling interest	$140	$231
Noncash deconsolidation of noncontrolling interest	$9	$—
Property and equipment related to the North Broward Hospital District license agreement	$—	$4,260
Capital lease obligations related to the acquisition of medical practices	$8,748	$5,746
Seller financing promissory note related to the acquisition of medical practices	$2,097	$—
Seller liability payable related to the acquisition of a medical practice	$400	$—
Noncash contribution of capital by noncontrolling interest holders	$4,235	$—
Termination of prepaid services by noncontrolling interest holder	$2,551	$—
Issuance of notes payable relating to the earn-out liability in the acquisition of Medical Developers	$2,679	$—
Issuance of equity LLC units relating to the earn-out liability in the acquisition of Medical Developers	$705	$—

RADIATION THERAPY SERVICES HOLDINGS, INC.

Supplemental Financial Information (Unaudited)

Reconciliation of Total Pro-forma Revenue and Pro-forma Adjusted EBITDA to Net Loss Attributable to Radiation Therapy Services Holdings, Inc. Shareholder

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands):	2013	2012	2013	2012
Total revenues	$181,040	$167,516	$533,126	$525,215
Pro-forma full period effect of acquisitions (a)	114	—	35,288	8,178
Total pro-forma revenues	$181,154	$167,516	$568,414	$533,393

Net loss attributable to Radiation Therapy Services Holdings, Inc. shareholder	$(25,409)	$(91,385)	$(65,289)	$(121,138)
Income tax expense	1,699	1,705	4,849	3,254
Interest expense, net	21,952	20,027	62,369	57,182
Depreciation and amortization	16,059	16,697	46,550	48,140
Gain on the sale of an interest in a joint venture	—	—	(1,460)	—
Early extinguishment of debt	—	—	—	4,473
Fair value adjustment of earn-out liability	—	1,261	—	1,261
Impairment loss	—	69,946	—	69,946
Loss on foreign currency derivative contracts	67	786	309	1,006
Management fees (b)	225	244	706	785
Non-cash expenses (c)	1,039	715	3,189	4,640
Sale-lease back adjustments (d)	(357)	(248)	(1,017)	(737)
Acquisition-related costs (e)	3,498	571	7,302	2,316
Other expenses (f)	1,942	644	4,297	1,538
Litigation settlement (g)	338	952	1,858	2,053
Costs associated with the provision for income taxes (h)	—	—	—	532
Tradename / rebranding initiative (i)	370	206	711	523
Expenses associated with idle / closed treatment facilities (j)	1,152	494	2,130	1,972
Pro-forma full period effect of acquisition EBITDA (a)	639	—	8,303	3,686
Pro-forma Adjusted EBITDA (1)	$23,214	$22,615	$74,807	$81,432

Pro-forma Adjusted EBITDA as a percentage of total pro-forma revenues	12.8%	13.5%	13.2%	15.3%

(1) Pro-forma Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, gain on the sale of an interest in a joint venture, early extinguishment of debt, fair value adjustment of earn-out liability, impairment loss, foreign currency derivative contract loss (gain), management fees accrued to our sponsor, non-cash expenses including costs relating to stock compensation, amortization of straight-line rent and amortization of capital expenditures relating to repairs and maintenance, non-cash equipment rent, sale-lease back adjustments, acquisition-related costs, other expenses including loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums on termed physicians, franchise taxes, costs relating to consulting services on Medicare reimbursement, litigation settlements with physicians, expenses associated with the provision for income taxes, costs associated with tradename and rebranding initiatives, expenses associated with idle / closed radiation therapy treatment facilities and pro-forma full period effect of acquisition EBITDA

(a) Pro-forma amounts related to adjustments to total revenues and Pro-forma Adjusted EBITDA to reflect the full period effect of our acquisitions and Value Added Services contracts completed during 2013 and 2012. The adjustments reflect the impact to our total revenues and Pro-forma Adjusted EBITDA as if the acquisitions and Value Added Services contracts had occurred at the beginning of the year.

(b) Management fees are fees accrued to our sponsor, Vestar Capital Partners.

(c) Non-cash expenses including costs relating to stock compensation, amortization of straight-line rent, amortization of capital expenditures relating to warranty arrangements amortized to repairs and maintenance and non-cash equipment rent.

(d) Sale-lease back adjustments relates to the adjustment of benefit derived from the classification of operating leases as finance obligations reflecting a reclassification of interest expense and depreciation and amortization expense as rent expense.

(e) Acquisition related costs associated with ASC 805, Business Combinations, including professional fees, corporate development, integration and due diligence costs relating to the acquisition of medical practices.

(f) Other expenses include loss on sale of assets, severance payments related to termination of employee staff reductions, tail premiums paid on terminated physicians, franchise taxes and costs relating to consulting services on Medicare reimbursement.

(g) Litigation settlement relates to costs associated with the termination of physicians during 2012 and 2013.

(h) Expenses related to the costs associated with process improvements in the provision for income taxes.

(i) Expenses related to the costs associated with the Company’s tradename and rebranding initiatives.

(j) Expenses associated with idle / closed radiation therapy treatment facilities.

We believe the Pro-forma Adjusted EBITDA provides useful information about our financial performance to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in the healthcare industry, along with other measures, to estimate the value of a company, to make informed investment decisions, to evaluate a company’s leverage capacity and its ability to meet its debt service requirements. Pro-forma Adjusted EBITDA eliminates the uneven effect of non-cash depreciation of tangibles assets and amortization of intangible assets, much of which results from acquisitions accounted for under the purchase method of accounting. Pro-forma Adjusted EBITDA is also used by us to measure individual performance for incentive compensation purposes and as an analytical indicator for purposes of allocating resources to our operating business and assessing their performance, both internally and relative to our peers, as well as to evaluate the performance of our operating management teams, and for purposes in the calculation of debt covenants and related disclosures.

Pro-forma Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Radiation Therapy Services Holdings, Inc. shareholder, operating cash flows or other cash flow data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Pro-forma Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.

RADIATION THERAPY SERVICES HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
Domestic U.S.	2013	2012	Change	2013	2012	Change

Number of treatment days	64	63	1.6%	191	191	0.0%

Total RVU’s - freestanding centers	2,767,016	2,775,821	(0.3)%	8,313,913	8,677,857	(4.2)%

RVU’s per day - freestanding centers	43,235	44,061	(1.9)%	43,528	45,434	(4.2)%

Percentage change in RVU’s per day - freestanding centers - same market basis	(1.9)%	(5.0)%		(4.8)%	(5.1)%

Total treatments - freestanding centers	128,765	119,167	8.1%	386,574	372,488	3.8%

Treatments per day - freestanding centers	2,012	1,892	6.4%	2,024	1,950	3.8%

Percentage change in revenue per treatment - freestanding centers - same market basis	(4.2)%	(3.0)%		(5.9)%	(3.1)%

Percentage change in treatments per day - freestanding centers - same market basis	6.4%	3.6%		3.2%	3.3%

Number of regions at period end (global)	9	9

Number of local markets at period end	28	28

Treatment centers - freestanding (global)	127	121	5.0%
Treatment centers - hospital / other groups (global)	5	5	0.0%
	132	126	4.8%

Days sales outstanding at quarter end	35	39

Percentage change in freestanding revenues — same market basis	3.5%	(1.1)%		(2.9)%	(0.5)%

Net patient service revenue - professional services only (in thousands)	$54,338	$48,239		$159,816	$150,066

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
International	2013	2012	Change	2013	2012	Change

Number of new cases

2-D cases	931	1,153		2,868	3,603

3-D cases	2,855	2,262		7,639	6,589

IMRT / IGRT cases	590	346		1,396	1,125

Total	4,376	3,761	16.4%	11,903	11,317	5.2%

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